UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K
________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 29, 2015

RUBY TUESDAY, INC.
(Exact Name of Registrant as Specified in Charter)

Georgia	1-12454	63-0475239
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 West Church Avenue
Maryville, Tennessee 37801
(Address of Principal Executive Offices)

(865) 379-5700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions  (See General Instructions A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Revolving Credit Facility

On June 29, 2015, Ruby Tuesday, Inc. (the “Company”), and certain of its subsidiaries, entered into an amendment (the “Amendment”) to its previously-disclosed four-year revolving credit agreement with Bank of America, N.A., as Administrative Agent; Wells Fargo, National Association; and Regions Bank (the “Senior Credit Facility”).  The description of the Senior Credit Facility set forth under Item 1.01 in the Company’s Current Report on Form 8-K dated December 3, 2013 (the “2013 8-K”) is incorporated by reference herein.

Prior to the Amendment, the Senior Credit Facility permitted Ruby Tuesday to exclude up to $2.5 million of certain mortgage prepayment penalties from our “Consolidated Fixed Charges” for purposes of calculating the fixed charge coverage ratio.  The Amendment increases the amount of the mortgage prepayment penalty exclusion from $2.5 million to $5.0 million.  In addition, the Amendment removes the monthly financial reporting requirement and modified the definition of Base Rate or LIBOR, plus an applicable margin such that the interest rate charged will not fall below zero.  The Amendment also contains other revisions to the Senior Credit Facility that the Company does not deem material for purposes of this report.

The description above does not purport to be complete and is qualified in its entirety by the Senior Credit Facility, filed as exhibit 10.1 to the 2013 8-K, and the Amendment, a copy of which is filed as an exhibit hereto, both of which are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
10.1	Fourth Amendment to Revolving Credit Agreement dated June 29, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruby Tuesday, Inc.
(Registrant)

By:	/s/ James J. Buettgen
James J. Buettgen
Chairman, President, and
Chief Executive Officer

Date: July 2, 2015